Exhibit 10.53

RELEASE AND DISCHARGE

WHEREAS DAVIDsTEA (USA) Inc. (the “Corporation”) and the undersigned, Jevin Eagle, are parties to an executive employment agreement dated April 9, 2012 (the “Employment Agreement”);

WHEREAS my employment with the Corporation as well as all other positions as an officer or director of the Corporation or of any of its affiliates terminated effective on April 30, 2014 (the “Termination Date”), including without limitation, my position as Chief Executive Officer of DAVIDsTEA Inc. (“DAVIDsTEA”);

WHEREAS the Corporation undertakes to pay me the amount which is set forth at Section 4.3 of the Employment Agreement, namely an amount equal to six (6) months of my base salary, payable in six (6) installments based on my monthly base salary rate, less applicable deductions, as set forth in the Employment Agreement, the whole subject to my signature of the present Release and Discharge Agreement (the “Agreement”) and of a resignation letter;

WHEREAS it is understood that the options to purchase common shares in the capital of DAVIDsTEA which were granted to me will be dealt with in accordance with the terms and conditions set forth in the Equity Participation Agreement and in the Amended and Restated Equity Incentive Plan;

In consideration of, and subject to, the receipt of the amounts described above, I hereby release and forever discharge the Corporation, DAVIDsTEA, their affiliates, subsidiaries and related entities and each of their respective current and former partners, shareholders, successors, directors, officers, employees, agents, insurers, plan administrators, fiduciaries, representatives and assigns (each in their individual and institutional capacities) (the “Released Parties”) from any and all claims, actions, causes of action charges, complaints or any other liability of any nature whatsoever, past, present or future, including but not limited to those being directly or indirectly related to my employment or the termination thereof, including but not limited to;

a)                                     All claims for wrongful discharge, wages, notice, pay in lieu of notice, termination pay, severance pay and benefits or breach of contract;

b)                                     All claims or complaints under the Employment Agreement, the Civil Code of Quebec, the Charier of Human Rights and Freedoms, the Industrial Accidents and Occupational Diseases Act or any other applicable law, contract or program;

c)                                      All claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C, § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c. 15IB, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 111, the Massachusetts Equal Rights Act,

M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Wage Payment Act, M.G.L. c. 149, § 148 et seq. (the Massachusetts law regarding payment of wages and overtime), the Massachusetts Privacy Act, M.G.L. c. 214, § IB, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; and

d)                                     Any claim or damage arising out of my employment with and/or separation from the Corporation (including a claim for retaliation) under any common law theory or any foreign, federal, state or local law not expressly referenced above.

Without limiting the generality of the foregoing, I recognize that, subject to the payment of the amounts described above, I have received all amounts for salary (except for the paycheck covering the salary period during which the termination of my employment occurred), vacation pay, bonus, equity interest, commissions, overtime pay, payment in lieu of notice, severance pay and any other amounts to which I may be entitled pursuant to the Employment Agreement, the Civil Code of Quebec, the Charter of Human Rights and Freedoms, the Industrial Accidents and Occupational Diseases Act, the Massachusetts Wage Payment Act, M.G.L. c. 149, § 148 et seq. or any other applicable foreign or local law, contract or program.

The above-mentioned payments will be made without prejudice and in no way constitute an admission of liability on the part of the Released Parties.

For greater certainty, I recognize that I will not be eligible to receive any bonus for the current year or for any subsequent years.  I recognize that my participation in any incentive or benefit plans, including without limitation the group insurance and life insurance plans, ended on the Termination Date.  Consequently, my coverage for medical and health benefits terminated on the Termination Date; provided, however, that nothing in this Agreement affects my right to elect to continue receiving group medical insurance pursuant to applicable law, provided that all premiums costs for such continuation coverage shall be paid by me on a monthly basis for as long as, and to the extent that, I remain eligible for such continuation coverage.

I hereby undertake not to file any complaint, claim or lawsuit against the Released Parties.  Notwithstanding the foregoing, I understand that nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that I acknowledge that I may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).  In addition, I hereby renounce to being ever reinstated in my employment.

Any term of this Agreement to the contrary notwithstanding, nothing in this Agreement shall release or otherwise affect (i) my entitlement to be indemnified and held harmless, and to coverage as an insured under applicable directors and officers liability insurance, as provided in Section 3.7 of the Employment Agreement and in the indemnity agreement dated as of April 30, 2012 between DAVIDsTEA and me or (ii) my right to full vesting of all unvested stock options, pursuant to Section 2.03(a) of the equity participation agreement dated as of February 22, 2013 between DAVIDsTEA and me in the event of a Trigger Event (as defined in DAVIDsTEA’s Amended and Restated Equity Incentive Plan) occurring on or before July 29, 2014.

I hereby undertake to comply with the terms of the Confidentiality, Non-Competition and Non-Solicitation Agreement that I have signed in connection with my employment by the Corporation.

I represent that I have returned to the Corporation, in good condition, all objects, equipment, documents and confidential information belonging to the Corporation, that were in my possession or under my control.

I agree that I have been afforded a reasonable opportunity to consider the meaning and effects of this Agreement and that this Agreement has been fully explained to me.  I further agree that I have carefully considered the general release set forth herein and understand that this Agreement settles, bars and waives any and all claims that I have, may have or could possibly have against the Released Parties.

I acknowledge that I have been given at least twenty-one (21) days to consider this Agreement and that the Corporation advised me to consult with an attorney of my own choosing prior to signing this Agreement.  I understand that I may revoke this Agreement for a period of seven (7) days after I sign this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  I understand and agree that by entering into this Agreement, I am waiving any and all rights or claims I might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was previously entitled.

I recognize and accept that the terms and conditions which are contained in this Agreement must remain confidential and that I cannot divulge the said terms and conditions to anyone, except to my legal or financial advisors or as required by law.

This Agreement constitutes a transaction between me, the Corporation and DAVlDsTEA,

(Signature page follows)

This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Massachusetts,

AND 1 HAVE SIGNED,

At Needham, MA, day 9th of May 2014.

/s/ Jevin Eagle
Jevin Eagle

/s/ Witness
Witness

RESIGNATION AS DIRECTOR AND/OR OFFICER

TO:	DAVIDsTEA (USA) INC. (the “Corporation”)

DAVIDsTEA, INC. (“DAVIDsTEA”)

I hereby resign from all positions as director and officer of the Corporation, DAVIDsTEA and any of their affiliates, effective on April 30, 2014.

5/9/14	/s/ Jevin Eagle

Date	Jevin Eagle